Exhibit 99.1

CONTACT:	News Media		FOR IMMEDIATE DISTRIBUTION
Paul de la Plante
(514) 590-6349

Investor Relations
	Dave Dunnewald	Leah Ramsey
	(303) 279-6565	(303) 277-7205

MOLSON COORS REPORTS HIGHER SALES VOLUME, NET SALES AND
 EARNINGS PER SHARE IN FIRST QUARTER 2008

DENVER, Colo., and MONTREAL, Quebec – Molson Coors Brewing Company (NYSE:TAP; TSX) today reported higher sales volume, net sales and earnings per share for the fiscal first quarter ending March 30, 2008.

First Quarter Highlights

Key results for the Company’s fiscal first quarter ended March 30, 2008, compared to the fiscal first quarter ended April 1, 2007, include the following:

•	Net sales increased 10.4 percent to $1.36 billion.
•	Net sales per barrel increased 7.4 percent.
•	Sales volume increased 2.8 percent to 9.1 million barrels, or 10.7 million hectoliters (HLs).
•	Total Company sales-to-retail (STRs) rose 4.6 percent. U.S. STRs rose 6.6 percent, while Canada STRs were up 2.5 percent. U.K. sales volume increased 1.0 percent.
•	Cost of goods sold per barrel increased 5.5 percent.
•	Marketing, general and administrative expenses rose 10.0 percent to $436.6 million.
•
After-tax income from continuing operations, a U.S. GAAP earnings measure, was
$46.1 million, up 140.1 percent from $19.2 million in the first quarter of 2007.  This increase was attributable to strong business performance in the U.S. and Canada and a lower effective tax rate, partially offset by accelerated incentive compensation expense and one-time debt extinguishment costs.

•
Underlying after-tax earnings were $59.1 million, or $0.32 per diluted share, a 135.5 percent increase compared to $25.1 million, or $0.14 per diluted share, in the first quarter 2007.  The company calculates non-GAAP underlying earnings by excluding special and other one-time items from the nearest U.S. GAAP earnings measure.  To calculate underlying earnings in the first quarter of 2008, the company excluded net special charges of $7.3 million pretax and one-time debt extinguishment costs of $12.4 million pretax.  (See “Special and Other One-Time Items” and “Discontinued
Operations” below.)

•
Based on the strong performance by the Company during the past four quarters, Molson
Coors successfully met the financial target for the Company’s primary long-term incentive compensation plan in the first quarter.  This achievement had the effect of accelerating $25 million, or $0.10 per share, of non-cash expense related to the incentive plan into the first quarter.

Molson Coors Brewing Company

All $ amounts are in U.S. Dollars.  See tables below for reconciliations to nearest U.S. GAAP measures.

Leo Kiely, Molson Coors president and chief executive officer, said, “We are very pleased with our first quarter results, which reflect continued strong momentum.  Across the board, our teams have remained focused on creating profitable growth by building brands and reducing costs.  Based on the strength of our brands, sales execution and cost-reduction initiatives, our U.S. and Canadian businesses once again delivered positive pricing and strong sales-to-retail and bottom-line growth.  In the U.K., where challenging conditions still dominate the brewing industry, our team grew overall market share and net pricing.
Mr. Kiely underlined: “The disciplined focus on building our brands and reducing costs has enabled us to achieve our long-term profit target much earlier than expected.  Reaching this milestone in financial performance is a testament to the hard work and dedication of leaders throughout the company, who have consistently delivered results above expectations to the benefit of our shareholders.”

During the quarter, Molson Coors achieved approximately $29 million in cost reductions as part of its three-year, $250 million Resources for Growth program.  Foreign exchange rate movements increased total-company pretax income by approximately $4 million in the quarter.

The Company’s effective tax rate during the first quarter 2008 for income from continuing operations was negative 12 percent including special items and positive 2 percent on an underlying basis, compared to positive 19 percent and 21 percent, respectively, during the first quarter a year ago.  The Company’s first quarter 2008 tax rate was reduced by the release of unrecognized tax benefits during the quarter due to certain tax years closing or being effectively settled.  The Company now estimates that its full-year 2008 effective tax rate will be in the range of 14 percent to 18 percent on an underlying basis.

Business Segments

On March 5, 2008, Molson Coors Brewing Company announced the appointment of Dave Perkins as President, Global Brand and Market Development, with responsibility for growth and expansion of the Company’s business and brand portfolios in global development markets.  As a result of this decision, the Company’s current business in Asia, Continental Europe, Mexico and the Caribbean (not including Puerto Rico) are now included in Global Markets and Corporate.  In order to reflect this change, the former Europe segment has been re-named and now includes only the United Kingdom and Republic of Ireland.  The U.S. segment now represents only the United States and Puerto Rico.

Following are the Company’s 2008 first quarter results by business segment:

Molson Coors Brewing Company

Canada Business

The Canada business recorded a 41.5 percent increase in underlying pretax income to $64.1 million, driven by positive net pricing and a $9 million benefit from favorable foreign currency.

Canadian sales-to-retail increased 2.5 percent during the quarter.  The sales-to-retail increase was driven by strong growth by Molson’s Strategic brands, including continued double-digit growth from Coors Light, Creemore and Carling during the quarter.  In addition, Molson’s partner import brands achieved double-digit growth in the quarter and benefited from the addition of Modelo brands to the Molson portfolio in the western provinces following the startup of the Modelo Molson Import joint venture on January 1, 2008.  This joint venture was created to import, distribute and market the Modelo portfolio across all of Canada.  The Company’s national market share increased by one-half share point compared to the previous year entirely due to the addition of the Modelo brands in western Canada.

The Modelo joint venture, which is recorded on an equity basis, replaces a distribution contract for the Modelo brands in eastern Canada.  With the exception of Molson Coors’ half of the new joint venture’s equity income, Modelo brand results are now excluded from Canada results.  The change in the Modelo business arrangement, together with the 2007 termination of a U.S. production contract for Foster’s, affects the comparability of results with the first quarter of 2007.

Canada sales volume decreased 8.6 percent in the quarter ending March 30, 2008, due entirely to the change in our Modelo arrangement and the termination of the Foster’s contract.  Excluding these factors, comparable Canada sales volume increased slightly over the first quarter 2007.  Net sales per barrel increased 6.4 percent in local currency during the quarter driven by higher net pricing and by mix impacts from the volume factors described above.  Cost of goods sold per barrel increased 2.0 percent in local currency, driven by inflation increases that were nearly two-thirds offset by cost savings from the Resources for Growth initiative.  Marketing, general and administrative expenses decreased 5.1 percent in local currency during the quarter, driven by lower overhead from cost savings initiatives and amortization expense, along with the transfer of Modelo brand spending to the Modelo joint venture.

United States Business

Underlying U.S. pretax income increased 36.0 percent to $61.9 million, driven by strong sales volume growth, higher net pricing and continued savings from cost initiatives.  Total U.S. segment sales to retail grew 6.6 percent in the quarter, despite a decline in the challenged Puerto Rico market.  The increase was primarily due to mid-single-digit growth of Coors Light, and double-digit growth by Blue Moon, Keystone Light and Coors Banquet.  Each of the Company’s four largest U.S. brands, representing more than 93% of its U.S. volume base, achieved accelerated sales and market-share gains in the quarter.  The strength of our U.S. portfolio spanned the country, resulting in significant market share gains and sales-to-retail growth in all major channels and in 47 out of 50 states -- and double-digit growth in 15 of these states.  Total sales volume to wholesalers grew 7.4 percent.  Net sales per barrel increased 3.4 percent in the first quarter, driven primarily by positive net pricing.

Molson Coors Brewing Company

The U.S. business continued to benefit from disciplined cost performance.  Cost of goods sold per barrel in the U.S. business increased by only 1.6 percent.  This change was driven by higher transportation and packaging material costs, partially offset by operations cost savings initiatives.  Marketing, general and administrative expense increased 9.6 percent during the quarter, primarily due to accelerated amortization of long-term incentive expense.

United Kingdom Business

The U.K. business reported an underlying pretax loss of $2.0 million in the first quarter of 2008, a $0.7 million improvement versus the first quarter 2007.  The improvement was driven by increased off-premise volume and supply chain savings, offset in part by higher pension costs and lower on-premise volume.

U.K. owned brand volumes increased 1.0 percent in the first quarter, driven by a 17 percent increase in off-premise volume, leading to an increase in overall market share.  The increase in off-premise volume was partly driven by a combination of the Easter holiday falling in the first quarter this year and customers buying in advance of an increase in beer excise tax.  U.K. net revenue per barrel in local currency increased 4.0 percent during the quarter, driven equally by higher net pricing and by increased factored brand sales following the 2007 acquisition of Camerons.  The Company achieved its fifth consecutive quarter of year-on-year growth in owned-brand pricing in the U.K.

Cost of goods sold per barrel in local currency increased 4.6 percent in the first quarter, due primarily to higher factored brand sales, pension expense and commodity inflation, offset in part by cost saving initiatives.  Marketing, general and administrative expense increased 3.5 percent in local currency.

Global Markets and Corporate

Marketing, general and administrative expenses for Global Markets and Corporate increased $7.8 million to $37.3 million in the first quarter 2008, including $28.9 million in Corporate general and administrative expenses.  The increase compared to a year ago was driven by accelerated long-term incentive plan expense.  Net interest expense was $26.7 million in the first quarter 2008, a decrease of $2.5 million compared to a year ago.  The pretax underlying loss for Global Markets and Corporate of $58.3 million, an increase of 13.0 percent, was due to accelerated long-term incentive plan expense in the first quarter of 2008.

 Special and Other One-Time Items

During the first quarter 2008 the Company reported net special charges of $7.3 million, primarily due to MillerCoors joint venture planning and employee retention costs, the cost to transition our shared services to a third-party supplier, U.K. supply chain restructuring charges, and Edmonton brewery closure costs.  These expenses were largely offset by a gain on the sale of a company-owned U.S. distributorship.

     Molson Coors also recorded one-time debt extinguishment costs of $12.4 million to repurchase $180 million of the Company’s 6-3/8% Senior Notes due 2012.

Molson Coors Brewing Company

These special and other one-time items have been excluded from underlying earnings in the first quarter 2008.

Discontinued Operations

The Company reports results for its former Brazilian unit, Cervejarias Kaiser (“Kaiser”), as discontinued operations.  The Company reported a net loss of $9.0 million from discontinued operations during the quarter, arising from an increase in the fair value of indemnity guarantees related to the Kaiser business.  These liabilities increased during the first quarter 2008 due to unfavorable foreign exchange movements.

2008 First Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the Company’s 2008 first quarter results.  The Company will provide a live webcast of the earnings call.

Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 3:00 p.m. Eastern Time.  Both webcasts will be accessible via the Company’s website, www.molsoncoors.com.  Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on August 1, 2008.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company

2008 First Quarter Underlying After-Tax Earnings
(After-Tax Income from Continuing Operations, Excluding Special and Other One-Time Items)
(Note: Some numbers may not sum due to rounding.)

(In millions of $US, except per share data)		2008 1st Q	2007 1st Q
U.S. GAAP: After-tax income from continuing operations:		$46.1	$19.2
	Per diluted share:	$0.25	$ 0.11
Add back: Pretax special items - net		7.3	8.2
Add back: Other one-time items		12.4	-
Minus: Tax effect on special items and other one-time items		(6.7)	(2.4)
Non-GAAP: Underlying after-tax income:		$59.1	$25.1
	Per diluted share:	$ 0.32	$0.14

Molson Coors Brewing Company

2008 First Quarter Underlying Pretax Earnings
(Pretax Income from Continuing Operations, Excluding Special and Other One-Time Items)
(Note: Some numbers may not sum due to rounding.)
	Business				Total
(In millions of $US)	Canada	U.S.	U.K.	Global Markets and Corporate	Consolidated
U.S. GAAP: 2008 1st Q pretax income (loss) from continuing operations – reported	62.7	69.9	(4.1)	(82.5)	46.0
Add back: Pretax special items – net	1.4	(8.0)	2.1	11.8	7.3
Add back: Debt extinguishment costs	-	-	-	12.4	12.4
Non-GAAP: 2008 1st Q underlying pretax income (loss)	64.1	61.9	(2.0)	(58.3)	65.7
Percent change 2008 1st Q vs. 2007 1st Q underlying pretax income	41.5%	36.0%	-25.9%	13.0%	79.5%
U.S. GAAP: 2007 1st Q pretax income (loss) from continuing operations	41.2	45.5	(6.8)	(51.6)	28.4
Add back: Pretax special items – net	4.1	-	4.1	-	8.2
Non-GAAP: 2007 1st Q underlying pretax income (loss)	45.3	45.5	(2.7)	(51.6)	36.6

Pretax and After-Tax Underlying Earnings should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States.  We believe that Underlying Earnings performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.  Our management uses Underlying Earnings as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “expected,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review.   Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to complete, or to realize the anticipated cost savings and other benefits from our planned MillerCoors joint venture; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
# # #

Molson Coors Brewing Company

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS AND PER SHARE AMOUNTS IN WHOLE DOLLARS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 30, 2008	April 1, 2007

Volume in barrels	9,115	8,869

Sales	$1,816.2	$1,651.2
Excise taxes	(459.6)	(422.6)
Net Sales	1,356.6	1,228.6
Cost of goods sold	(835.0)	(770.2)
Gross profit	521.6	458.4
Marketing, general and administrative expenses	(436.6)	(396.8)
Special items, net	(7.3)	(8.2)
Operating income	77.7	53.4
Interest expense, net	(23.9)	(26.3)
Debt extinguishment costs	(12.4)	-
Other income, net	4.6	1.2
Income from continuing operations before income taxes and minority interests	46.0	28.3
Income tax benefit (expense)	5.5	(5.3)
Income from continuing operations before minority interests	51.5	23.0
Minority interests in net income of consolidated entities	(5.4)	(3.8)
Income from continuing operations	46.1	19.2
Loss from discontinued operations, net of tax	(9.0)	(14.8)
Net income	$37.1	$4.4

Basic income (loss) per share:
From continuing operations	$0.25	$0.11
From discontinued operations	(0.05)	(0.08)
Basic net income per share	$0.20	$0.03
	-	(0.0)
Diluted income (loss) per share:
From continuing operations	$0.25	$0.11
From discontinued operations	(0.05)	(0.08)
Diluted net income per share	$0.20	$0.03

Weighted average shares - basic	181.0	176.1
Weighted average shares - diluted	184.5	178.2

Dividends per share	$0.16	$0.16

Molson Coors Brewing Company

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CANADA SEGMENT RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 30, 2008	April 1, 2007

Volume in barrels	1,494	1,635

Sales	$499.8	$440.5
Excise taxes	(116.2)	(102.7)
Net sales	383.6	337.8
Cost of goods sold	(216.2)	(198.5)
Gross profit	167.4	139.3
Marketing, general and administrative expenses	(106.6)	(96.3)
Special items, net	(1.4)	(4.1)
Operating income	59.4	38.9
Other income, net	3.3	2.3
Earnings before income taxes and minority interests	$62.7	$41.2

Molson Coors Brewing Company

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNITED STATES SEGMENT RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 30, 2008	April 1, 2007

Volume in barrels	5,547	5,166

Sales	$751.4	$678.9
Excise taxes	(101.4)	(93.5)
Net sales	650.0	585.4
Cost of goods sold	(392.9)	(360.2)
Gross profit	257.1	225.2
Marketing, general and administrative expenses	(197.6)	(180.3)
Special items, net	8.0	-
Operating income	67.5	44.9
Other income, net	2.4	0.6
Earnings before income taxes and minority interests	$69.9	$45.5

Molson Coors Brewing Company

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNITED KINGDOM SEGMENT RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 30, 2008	April 1, 2007

Volume in barrels	1,999	1,980

Sales	$551.3	$517.0
Excise taxes	(240.8)	(225.3)
Net sales	310.5	291.7
Cost of goods sold	(219.0)	(204.4)
Gross profit	91.5	87.3
Marketing, general and administrative expenses	(95.1)	(90.7)
Special items, net	(2.1)	(4.1)
Operating loss	(5.7)	(7.5)
Interest income, net	2.8	2.9
Other expense, net	(1.2)	(2.2)
Earnings before income taxes and minority interests	$(4.1)	$(6.8)

Molson Coors Brewing Company

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
GLOBAL MARKETS AND CORPORATE RESULTS OF OPERATIONS
(VOLUMES IN THOUSANDS, DOLLARS IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 30, 2008	April 1, 2007

Volume in barrels	75	87

Net sales	$12.5	$13.7
Cost of goods sold	(6.9)	(7.1)
Gross profit	5.6	6.6
Marketing, general and administrative expenses	(37.3)	(29.5)
Special items, net	(11.8)	-
Operating loss	(43.5)	(22.9)
Interest expense, net	(26.7)	(29.2)
Debt extinguishment costs	(12.4)	-
Other income, net	0.1	0.5
Loss before income taxes and minority interests	$(82.5)	$(51.6)

Molson Coors Brewing Company

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)
(UNAUDITED)

	As of
	March 30, 2008	December 30, 2007
Assets

Cash and cash equivalents	$118.7	$377.0
Receivables, net	846.3	871.1
Total inventories, net	383.0	369.6
Other, net	141.0	159.1
Total current assets	1,489.0	1,776.8

Properties, net	2,643.4	2,696.2
Goodwill and intangible assets, net	8,104.4	8,385.9
Other	559.6	592.7
Total assets	$12,796.4	$13,451.6

Liabilities and stockholders' equity

Accounts payable	$310.5	$380.7
Accrued expenses and other	1,206.4	1,350.5
Short-term borrowings and current portion of long-term debt	34.4	4.3
Total current liabilities	1,551.3	1,735.5

Long-term debt	2,030.8	2,260.6
Pension and post-retirement benefits	637.4	677.8
Other	1,474.8	1,584.4
Total liabilities	5,694.3	6,258.3

Minority interests	45.1	43.8

Total stockholders' equity	7,057.0	7,149.5
Total liabilities and stockholders' equity	$12,796.4	$13,451.6

Molson Coors Brewing Company

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN MILLIONS)
(UNAUDITED)

	Thirteen Weeks Ended
	March 30, 2008	April 1, 2007

Cash flows from operating activities:
Net income	$37.1	$4.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82.3	83.4
Change in working capital and other, net	(245.6)	(260.5)
Net cash used in operating activities	(126.2)	(172.7)

Cash flows from investing activities:
Additions to properties and intangible assets	(69.5)	(107.0)
Proceeds from sales of assets and businesses, net	28.3	1.0
Other, net	16.1	2.1
Net cash used in investing activities	(25.1)	(103.9)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	23.0	144.9
Dividends paid	(33.1)	(28.4)
Net borrowings of debt	(150.2)	80.4
Other	54.7	16.5
Net cash (used in) provided by financing activities	(105.6)	213.4

Cash and cash equivalents:
Net decrease in cash and cash equivalents	(256.9)	(63.2)
Effect of foreign exchange rate changes on cash and cash equivalents	(1.4)	0.4
Balance at beginning of year	377.0	182.2
Balance at end of period	$118.7	$119.4